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                                   EXHIBIT 2

                 A COPY OF THE CERTIFICATE OF AUTHORITY OF THE
                         TRUSTEE TO COMMENCE BUSINESS



                                  CERTIFICATE


I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. "Bank One Trust Company, National Association," Columbus, Ohio, (Charter No. 16235) is a National Banking Association formed under the laws of the United States and is authorized thereunder to transact the business of banking on the date of this Certificate.


                         IN TESTIMONY WHEREOF, I have hereunto

                         subscribed my name and caused my seal of

                         office to be affixed to these presents at the

                         Treasury Department in the City of

                         Washington and District of Columbia, this

                         24th day of March, 1999.



                         /s/ John D. Hawke, Jr.
                         ----------------------
                         Comptroller of the Currency